Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aldeyra Therapeutics, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-226266) and Form S-8 (Nos. 333-196674, 333-203076, 333-210492, 333-213045, 333-217043, 333-224019, and 333-230161) of Aldeyra Therapeutics, Inc. of our report dated March 12, 2020, relating to the consolidated financial statements and the effectiveness of Aldeyra Therapeutics, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts

March 12, 2020